FOR IMMEDIATE RELEASE

For Further Information
Contact: Sean J. Austin
Vice President and CFO
(214) 522-8990 x 1117
www.westsideenergy.com

Westside Energy Announces New Debt Funding and 2007 Project Budget

DALLAS - (PR Newswire) - March 27, 2007 - Westside Energy Corporation (AMEX: WHT), an oil and gas company with operations focused on the acquisition, exploration, and development of natural gas in the Barnett Shale play in North Texas, today announced that its Board of Directors has approved a 2007 project budget of $15 million. Westside has also closed a $25 million senior secured loan from four entities managed by Wellington Management Company, LLP to replace the credit facility previously provided to Westside by GasRock Capital LLC. Two of the lending entities are among the largest institutional holders of Westside’s outstanding shares.

The full $25 million provided under the loan has been advanced and approximately $12 million was used to retire the amount owing to GasRock. Westside expects to use the remaining proceeds from this loan to fund its 2007 budget and for general corporate purposes.

The 2007 project budget, primarily for activities in Hill County, is allocated as follows ($ millions):

•	Drilling:$128 gross / 3.5 net wells.
•	Leasehold: 2Acreage additions and renewals.
•	Seismic: 13D data over 12,000 gross acres.
•	Total$15

Key terms of the new senior secured term loan are as follows:

•	Principal Amount:$25 million.
•	Term: Two years.
•	Interest Rate: 10% per annum.
•	Other Consideration: 3% overriding royalty interest in Southeast and Southwest Program properties (proportionately reduced to WHT’s working interest).
•	Collateral: Southeast and Southwest Program properties.
•	Drawdown: 100% at closing.
•	Use: Development activities; loan retirement; general corporate purposes.
•	Amortization:None. Payoff at end of term.

Additional details regarding this new loan will be included in a Securities and Exchange Commission filing on Form 8K.

Management Comment

Douglas G. Manner, Westside’s Chief Executive Officer, said, “We have secured the endorsement of our Board of Directors for an aggressive development program in Hill County to follow up on our recent success in drilling and completing the Primula #1H well. The new Loan Facility secures access to committed funds which will allow the Company to make multi-well commitments for equipment and services to cost effectively pursue the approved 2007 budget program.”

About Westside Energy Corporation

Dallas-based Westside Energy is an oil and gas company focused on exploiting its significant acreage position in the prolific Barnett Shale trend in North Texas. For more information about Westside Energy, please visit the Company’s website: www.westsideenergy.com.

Forward-Looking Statements

Certain statements in this news release regarding future expectations, plans for acquisitions and dispositions, oil and gas reserves, exploration, development, production and pricing may be regarded as "forward-looking statements" within the meaning of the Securities Litigation Reform Act. They are subject to various risks, such as operating hazards, drilling risks, the inherent uncertainties in interpreting engineering data relating to underground accumulations of oil and gas, as well as other risks discussed in detail in the Company's periodic reports and other documents filed with the SEC. Actual results may vary materially.

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